Exhibit 99.1

Contact:               Mitch Massey, SVP
805.369.5281
mmassey@heritageoaksbank.com

Bill Filippin Joins Heritage Oaks Bank as Senior Vice President/Commercial Lending Group Manager

(Paso Robles, CA)- April 22, 2009 -- Heritage Oaks Bancorp (Nasdaq:HEOP), the parent company of Heritage Oaks Bank, today announced that Bill Filippin has joined the bank as Senior Vice President/Commercial  Lending Group Manager.  In his new role, Bill will be responsible for overseeing the bank’s lending activity in northern San Luis Obispo County.

"Bill brings to our organization a wealth of experience with over 20 years of knowledge in lending,” stated Paul Tognazzini, Executive Vice President/Chief Lending Officer.  “His expertise in understanding the local market helps us continue to solidify our position as a market leader and complements our talented base of loan officers.”

Bill earned his degree from Cal Poly State University, where he majored in Agricultural Business Management with a concentration in Finance and Appraisal.  Bill is also a graduate of the Graduate School of Banking at University of Wisconsin-Madison.

Before joining Heritage Oaks, Bill most recently was Executive Vice President/Chief Credit Officer for American Principle Bank in San Luis Obispo.  Bill also served 14 years with Santa Lucia Bank as Branch Manager and Senior Vice President/Credit Administrator.

Bill is a founding member of the Paso Robles Optimist Club.  He is a past President of the Paso Robles Kiwanis Club and a past Chairman of the Arroyo Grande Chamber of Commerce

About the Company
Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank.  Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria.  Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County.  The Business First division has two branch offices in Santa Barbara. visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties.  Actual results may differ materially from stated expectations.  Specific factors include, but are not limited to the ability to successfully integrate the operations of Business First National Bank, increased profitability, continued growth, the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank’s operations, interest rates and financial policies of the United States government, the ongoing financial crisis in the United States, and the response of the federal and state government and our regulators thereto and general economic conditions.  Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp’s Securities and Exchange Commission filings.  If any of these risks or uncertainties materialize or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp’s results could differ materially from those expressed in, implied or projected by such forward-looking statements.  Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

Transmitted on Globe Newswire on April 22, 2009 at 1:26 p.m. PDT.